EXHIBIT 99.1

Question

On the loans that you originated in Q2 2013, what impact would a 1% increase in the advance rate have on the yield of these loans?

Answer

Assuming that the loans performed exactly as expected, a 1% increase in the advance rate would have reduced our yield on these loans by approximately 1%.